Exhibit 4.10
SUPPLEMENTAL AGREEMENT
Party A: Shanghai Run An Lian Information Consultancy Company Limited
Party B: Qianjin Network Information Technology (Shanghai) Company Limited
Based on the Cooperation Agreement (“Shanghai Run An Lian Information Consultancy Company Limited and Qianjin Network Information Technology (Shanghai) Company Limited Cooperation Agreement”) made and entered into by Party A and Party B on May 3, 2004, due to business development needs, Party A and Party B enter into the following supplemental provisions:
1.	In the Cooperation Agreement, “direct operating cost” shall indicate: communication cost + hardware cost. When revenue — (cost + expense) is a positive number, Party B shall not pay any expense to Party A.
2.	Because of rapid business development, there is no longer a maximum limit for service fees paid by Party B to Party A.
This supplemental agreement is in duplicate and shall have the same legal effect as the original agreement. It becomes effective on April 1, 2007.
Party A: Shanghai Run An Lian Information Consultancy Company Limited
Seal: [Company Seal of Shanghai Run An Lian Information Consultancy Company Limited]
Date:
Party B: Qianjin Network Information Technology (Shanghai) Company Limited
Seal: [Company Seal of Qianjin Network Information Technology (Shanghai) Company Limited]
Date: